Exhibit 12.5

BGE

Ratio of Earnings to Fixed Charges

	Years Ended December 31,
	2010	2011	2012	2013	2014
Pre-tax income from continuing operations	244	211	11	344	351
Less: Capitalized interest	(6)	(7)	(5)	(6)	(12)

Pre-tax income from continuing operations after adjustment for income or loss from equity investees and capitalized interest	238	204	6	338	339
Fixed Charges:
Interest expensed and capitalized, amortization of debt discount and premium on all indebtedness	137	136	149	127	118
Interest component of rental expense (a)	4	5	4	4	4

Total fixed charges	141	141	153	131	122
Pre-tax income from continuing operations after adjustment for income or loss from equity investees, capitalized interest and preference security dividend requirements plus fixed charges	379	345	159	469	461
Ratio of earnings to fixed charges	2.7	2.4	1.0	3.6	3.8

(a)	Represents one-third of rental expense relating to operating leases, which is a reasonable approximation of the interest factor.

BGE

Ratio of Earnings to Fixed Charges and Preference Stock Dividends

	Years Ended December 31,
	2010	2011	2012	2013	2014
Pre-tax income from continuing operations	244	211	11	344	351
Less: Capitalized interest	(6)	(7)	(5)	(6)	(12)
Preference security dividend requirements	(20)	(20)	(20)	(21)	(22)

Pre-tax income from continuing operations after adjustment for income or loss from equity investees and capitalized interest	218	184	(14)	317	317
Fixed Charges:
Interest expensed and capitalized, amortization of debt discount and premium on all indebtedness	137	136	149	127	118
Interest component of rental expense (a)	4	5	4	4	4
Preference security dividend requirements	20	20	20	21	22

Total fixed charges	161	161	173	152	144
Pre-tax income from continuing operations after adjustment for income or loss from equity investees, capitalized interest and preference security dividend requirements plus fixed charges	379	345	159	469	461
Ratio of earnings to fixed charges and preferred stock dividends	2.4	2.1	0.9 (b)	3.1	3.2

(a)	Represents one-third of rental expense relating to operating leases, which is a reasonable approximation of the interest factor.
(b)	The ratio coverage was less than 1:1. The registrant must generate additional earnings of $14 million to achieve a coverage ratio of 1:1.